Filed pursuant to Rule 433

dated August 3, 2023

Relating to

Preliminary Pricing Supplement dated August 3, 2023

to Prospectus Supplement dated March 9, 2022 and

Prospectus dated November 20, 2020

Registration Statement No. 333-250829

Pricing Term Sheet for 5.200% Secured Medium-Term Notes, Series P, due August 1, 2033

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company	Maturity Date: August 1, 2033
Trade Date: August 3, 2023	CUSIP: 74456QCN4
Original Issue Date/Settlement Date: August 7, 2023	Joint Book-Running Managers:
Principal Amount: $500,000,000	Mizuho Securities USA LLC ($86,250,000)

Price to Public: 99.870% of Principal Amount, plus accrued interest, if any, from August 7, 2023 if settlement occurs after that date

Interest Rate: 5.200% per annum

Interest Payment Dates: February 1 and August 1, commencing February 1, 2024

Redemption: As specified in Preliminary Pricing Supplement dated August 3, 2023. Make whole amount prior to May 1, 2033 to be determined at a discount rate equal to the Treasury Rate plus 20 basis points (0.200%).

Scotia Capital (USA) Inc. ($86,250,000)
TD Securities (USA) LLC ($86,250,000)
Wells Fargo Securities, LLC ($86,250,000)
PNC Capital Markets LLC ($71,250,000)
Co-Managers:
BNY Mellon Capital Markets, LLC ($21,250,000)
CIBC World Markets Corp. ($21,250,000)
MUFG Securities Americas Inc. ($21,250,000)
AmeriVet Securities, Inc. ($10,000,000)
MFR Securities, Inc. ($10,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Mizuho Securities USA LLC toll-free at (866) 271-7403, Scotia Capital (USA) LLC toll-free at (800) 372-3930, TD Securities (USA) LLC toll-free at (855) 495-9846 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.